Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Governing Board of Managers of the Managing Member of Sabine Production Management, LLC:
We consent to the use of our report included herein and to the reference to our firm under the heading “Experts” in the prospectus.
KPMG LLP
Fort Worth, Texas
November 14, 2005